FOR IMMEDIATE RELEASE

Smithfield Foods Reports Third Quarter Results

SMITHFIELD, Virginia (March 11, 2010)—Smithfield Foods, Inc. (NYSE: SFD) today reported fiscal 2010 third quarter results.

Highlights
•	Net income was $37.3 million, or $.22 per diluted share; up $.96 per share from last year
•	Income from continuing operations improved $145.4 million year over year
•	Pork segment operating profits reflected continued strength in packaged meats margins and benefits of restructuring activities
•	Pork segment and packaged meats operating margins were 7.1% and 10.7%, respectively, excluding impairment and restructuring charges
•	International segment operating profits increased $10.3 million, or 71%, excluding debt restructuring and discontinued operations charges
•	Losses in live production subsided; Hog Production segment operating results improved $198.0 million
•	Other segment operating results swung from a loss of $9.5 million to a profit of $6.6 million
•	Pork segment restructuring activities are on track to achieve annual profit improvement of approximately $55 million in fiscal 2010 and $125 million by fiscal 2011
•	Fiscal 2009 contains an extra week compared to fiscal 2010

Following are the company’s sales and operating profit (loss) by segment (in millions):

	Three Months Ended		Nine Months Ended
	January 31, 2010	February 1, 2009	January 31, 2010	February 1, 2009
	(unaudited)		(unaudited)
Sales:
Pork
Fresh Pork	$1,022.1	$1,141.5	$3,046.4	$3,742.0
Packaged Meats	1,377.3	1,685.1	3,846.5	4,253.9
Total Pork	2,399.4	2,826.6	6,892.9	7,995.9

International	343.1	333.2	977.4	1,141.0
Hog Production	691.8	660.5	1,798.9	2,135.1
Other	27.3	96.0	125.2	187.0
Total segment sales	3,461.6	3,916.3	9,794.4	11,459.0
Intersegment	(576.9)	(568.1)	(1,502.0)	(1,821.9)
Consolidated sales	$2,884.7	$3,348.2	$8,292.4	$9,637.1

Operating profit (loss):
Pork
Fresh Pork	$7.5	$13.5	$43.3	$94.2
Packaged Meats	145.3	115.9	384.2	190.3
Total Pork	152.8	129.4	427.5	284.5

International	13.1	14.5	36.0	31.4
Hog Production	(55.6)	(253.6)	(385.0)	(350.4)
Other	6.6	(9.5)	1.2	(28.3)
Corporate	(20.4)	(16.3)	(56.2)	(69.2)
Consolidated operating profit (loss)	$96.5	$(135.5)	$23.5	$(132.0)

The company reported income from continuing operations for the third quarter of fiscal 2010 of $37.3 million, or $.22 per diluted share, versus a loss from continuing operations last year of $108.1 million, or $(.75) per diluted share. Sales were $2.9 billion versus $3.3 billion in the same period last year. The third quarter of fiscal 2010 consisted of 13 weeks compared to 14 weeks in fiscal 2009.

The current quarterly results include a number of significant items, including pre-tax impairment and Pork segment restructuring charges totaling $16.9 million, Campofrío Food Group debt restructuring and discontinued operations charges of $11.7 million, and the income tax impacts of certain discrete items. The table below shows the impact of these items on fully diluted earnings per share for the three months ended January 31, 2010.

EPS
Impact
Reported GAAP measure	$.22

Add back of significant items:
Impairment charges	.05
Campofrío charges	.07
Pork Group restructuring charges	.02
Effective tax rate impact	(.14)
Adjusted Non-GAAP measure	$.22

Last year’s results also included a number of significant items, including gains on the sale of the company’s Groupe Smithfield investment and early extinguishment of debt, Pork segment restructuring charges, cattle inventory write-downs, and a mark-to-market adjustment for hog production hedges. Excluding these items, the prior year loss from continuing operations would have been $24.0 million, or $(.17) per diluted share.

Commentary
“The third quarter demonstrated the ongoing strength of our packaged meats business, which continues to deliver very strong margins. We are extremely focused on this part of the business, it is paying dividends and the restructuring program is beginning to have an impact,” said C. Larry Pope, president and chief executive officer.

“The action items called for in the Pork Group restructuring plan are complete and the benefits are meeting expectations. As of this month, we have closed all six plants that were announced as part of the restructuring plan early last year. We are on track to achieve the targeted $55 million of profit improvement this year, after applicable restructuring expenses, and $125 million of annual benefits beginning in fiscal 2011,” he continued.

“Much of the success of the Pork Group restructuring plan is attributable to the benefits received from shuttering underutilized plants. These plant closures, combined with the rationalization of unprofitable business, have allowed this organization to realize strong bottom line growth. While the plan has intentionally caused a loss of volume in the Pork segment, it has resulted in a more competitive and efficient cost base and improved product mix to begin to focus on profitable top line growth,” Mr. Pope remarked.

Pork
Fresh Pork
Fresh pork operating margins, adjusted for charges in both years, were lower compared to the same quarter last year, as a reduction in hog slaughter levels negatively impacted results. This year, fresh pork operating profit includes $14.7 million of pre-tax charges related to the announced closure of the Sioux City, Iowa plant and Pork segment restructuring. Prior year fresh pork restructuring charges were $21.2 million. Fresh pork volumes in the third quarter, excluding the impact of the extra week, were 7% below volumes in the prior year.

Export volume in the third quarter was flat compared to the same period last year, despite closed export markets in China and Russia, both of which are important markets for U.S. pork. On a historical basis, exports continued to be very strong.

Packaged Meats
Packaged meats operating profits declined modestly from the prior year after adjusting for restructuring charges in both years. The comparative decline reflects planned volume decreases. In spite of sharply higher raw material costs, packaged meats operating margins remained robust and were in line with the prior year on an adjusted basis.

Volumes were 7% lower than the prior year, excluding the extra week. In large measure, volume decreases were planned and resulted from plant closures contemplated in the Pork Group restructuring plan. Results continued to benefit from pricing discipline, rationalization of unprofitable business, lower overhead and other benefits of the restructuring plan.

International
The company’s operations in Poland delivered strong results and brand growth as sales volumes increased 24% and operating profits improved by $6.9 million. Campofrío also reported stronger year over year operating results; however, refinancing and restructuring charges swung the company’s share of their results to a loss for the quarter.

International segment results are reported on a 13 week basis and are therefore not affected by the extra week in fiscal 2009.

Hog Production
Hog production losses moderated significantly in the third quarter, reflecting a 12% improvement in live hog market prices in the U.S. and a 16% reduction in domestic raising costs. Live hog market prices in the U.S. increased to an average of $44 per hundredweight compared to $40 per hundredweight in the same quarter last year. Domestic raising costs decreased to $51 per hundredweight from $61 per hundredweight in the prior year.

The company’s international hog production operations in Poland, Romania and Mexico continued to show strong performance. Operating results in those operations improved by more than $41 million compared to last year. Shrinking supplies, lower feed costs, positive currency fluctuations and an increase in the number of head marketed all contributed to the improved results.

Other
Results from the company’s investment in Butterball increased $4.0 million as improvements in live turkey pricing benefited the business.

The sharp decrease in Other segment sales is attributable to last year’s sell-off of the remnants of the company’s live cattle operations which have since been sold. Losses from live cattle operations were $14.4 million last year.

Outlook
“Our biggest obstacle for the past two years has been the lack of profitability in our hog production segment. As of the third quarter, those losses have substantially diminished and the futures markets are trending favorably for us,” said Mr. Pope.

“We anticipate that fresh pork margins will improve as hog slaughter levels continue to decline and the Sioux City plant is closed in April. In addition, we expect that fiscal 2010 should be the second best year ever for Smithfield fresh pork exports. Our trade representatives are actively working to fully reopen the Chinese and Russian markets and secure the approval of our plants for shipping. I fully expect these markets to be reopened by the end of this fiscal year,” he continued.

“This organization continues to focus on driving profitable growth through our consumer packaged meats business. Consequently, we are very pleased with the ongoing performance of our packaged meats business over the last two years. It is this focus that will continue to propel the company forward,” Mr. Pope remarked.

“Looking forward to fiscal 2011, hog production should be dramatically improved year over year and pork results should be very solid, owing to the restructuring plan that will be complete. If the current trends continue and the export markets reopen, I believe we could have a very good year in fiscal 2011,” he concluded.

Conference Call
The company will host a conference call at 9:00 a.m. Eastern Standard Time on Thursday, March 11, 2010. To listen via telephone, call (800) 230-1766. The call can be accessed live on the Internet at http://investors.smithfieldfoods.com/events.cfm. It also will be archived online at this location. A telephone replay will be available at (800) 475-6701 from March 11 at 11:00 a.m. until March 25 at 11:59 p.m. The replay access code is 147889.

About Smithfield Foods
With sales of $12 billion, Smithfield Foods is the leading processor and marketer of fresh pork and packaged meats in the United States, as well as the largest producer of hogs. For more information, visit www.smithfieldfoods.com.

Regulation G Disclosures available at www.smithfieldfoods.com.

This news release contains "forward-looking" statements within the meaning of the federal securities laws. The forward-looking statements includes statements concerning the Company's outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. The Company's forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include the availability and prices of live hogs, raw materials, fuel and supplies, food safety, livestock disease, live hog production costs, product pricing, the competitive environment and related market conditions, hedging risk, operating efficiencies, changes in interest rate and foreign currency exchange rates, changes in our credit ratings, access to capital, the investment performance of the Company's pension plan assets and the availability of legislative funding relief, the cost of compliance with environmental and health standards, adverse results from on-going litigation, actions of domestic and foreign governments, labor relations issues, credit exposure to large customers, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations, the Company’s ability to effectively restructure portions of its operations and achieve cost savings from such restructurings and other risks and uncertainties described in the Company's Annual Report on Form 10-K for the fiscal year ended May 3, 2009. Readers are cautioned not to place undue reliance on forward-looking statements because actual results may differ materially from those expressed in, or implied by, the statements. Any forward-looking statement that the Company makes speaks only as of the date of such statement, and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

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(Tables follow)

SMITHFIELD FOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data)

	Three Months Ended		Nine Months Ended
	January 31, 2010	February 1, 2009	January 31, 2010	February 1, 2009
	(unaudited)		(unaudited)
Sales	$2,884.7	$3,348.2	$8,292.4	$9,637.1
Cost of sales	2,600.5	3,263.9	7,741.2	9,125.0
Gross profit	284.2	84.3	551.2	512.1
Selling, general and administrative expenses	194.5	202.2	558.3	602.5
Equity in (income) loss of affiliates	(6.8)	17.6	(30.6)	41.6
Operating profit (loss)	96.5	(135.5)	23.5	(132.0)
Interest expense	67.2	62.2	198.9	163.7
Other loss (income)	-	(63.5)	11.0	(63.5)
Income (loss) from continuing operations before income taxes	29.3	(134.2)	(186.4)	(232.2)
Income tax benefit	(8.0)	(26.1)	(89.6)	(62.5)
Income (loss) from continuing operations	37.3	(108.1)	(96.8)	(169.7)
Income from discontinued operations	-	2.4	-	52.5
Net income (loss)	$37.3	$(105.7)	$(96.8)	$(117.2)

Income (loss) per basic and diluted share:
Continuing operations	$.22	$(.75)	$(.63)	$(1.21)
Discontinued operations	-	.01	-	.37
Net income (loss)	$.22	$(.74)	$(.63)	$(.84)
Weighted average shares:
Weighted average basic shares	165.8	143.6	154.2	140.3
Effect of dilutive stock options	0.2	-	-	-
Weighted average diluted shares	166.0	143.6	154.2	140.3

SMITHFIELD FOODS, INC. AND SUBSIDIARIES
SCHEDULE OF EQUITY IN (INCOME) / LOSS OF AFFILIATES
(In millions)

	Three Months Ended		Nine Months Ended
Equity Investment	January 31, 2010	February 1, 2009	January 31, 2010	February 1, 2009

Butterball	$(7.9)	$(3.9)	$(15.3)	$16.6
Campofrío Food Group (1)	5.3	0.6	(2.5)	4.2
Mexican joint ventures	(4.4)	9.1	(11.3)	10.3
All other equity method investments	0.2	11.8	(1.5)	10.5
Equity in (income) loss of affiliates	$(6.8)	$17.6	$(30.6)	$41.6

(1)	Prior to the 3rd quarter of fiscal 2009, we owned 50% of Groupe Smithfield and 24% of Campofrío. Those entities merged in the third quarter of fiscal 2009 to form Campofrío Food Group (CFG), of which we own 37%. Prior year amounts represent the combined results of Groupe Smithfield and Campofrio.

CFG prepares its financial statements in accordance with International Financial Reporting Standards. Our share of CFG's results reflects US GAAP adjustments and thus, there may be differences between the amounts we report for CFG and the amounts reported

Contact:
Keira Ullrich
Smithfield Foods, Inc.
(212) 758-2100
keiraullrich@smithfieldfoods.com